Exhibit 99.1

General Moly Receives Confirmation for $665 Million Term Loan from China Development Bank

LAKEWOOD, Colo.--(BUSINESS WIRE)--February 16, 2012--General Moly, Inc. (the "Company") (NYSE Amex and TSX: GMO) announced that the Sichuan branch of the China Development Bank ("CDB") has confirmed the basic terms underlying a proposed $665 million term loan to finance the Company's Mt. Hope project. While there are no binding commitments at this time, the loan facility will now progress through drafting and syndication and is anticipated to be completed, approved, and available for drawdown when Mt. Hope's permits are received later this year.

Basic framework of the loan is anticipated to include:

  A debt facility of $665 million, of which CDB will commit to lend $399 million and arrange a consortium of Chinese and international banks to fund the balance;
  Loan maturity of 12 years including a 30 month grace period to allow for the Mt. Hope project to be constructed;
  Customary loan security terms, including a pledge of the Company's assets and its 80% interest in the Mt. Hope project;
  A Hanlong corporate guarantee throughout the loan term; and
  Customary loan covenants, restrictions, and other terms.

Bruce D. Hansen, Chief Executive Officer, said, "I am extremely pleased with the continued progress toward a loan facility with China Development Bank, supported by Hanlong. Confirmation of the basic loan terms by the Sichuan branch of CDB is an important step in our strategy to complete loan documentation and approval in parallel with the conclusion of the Mt. Hope permitting process. The terms confirmed by CDB remain favorable to the Company and its shareholders. We anticipate an interest rate of approximately LIBOR plus 4%, although the interest rate will remain subject to market conditions and Chinese government policy. We look forward to working with CDB, and Hanlong to finalize the loan terms through full documentation of this debt facility prior to the receipt of permits for the Mt. Hope project. We continue to target commencing construction at the Mt. Hope project later this year."

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes. The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled. For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

CONTACT:
General Moly, Inc.
Investors and Business Development
Seth Foreman, 303-928-8591
sforeman@generalmoly.com
or
Media
Zach Spencer, 775-748-6059
zspencer@generalmoly.com
http://www.generalmoly.com
info@generalmoly.com